Exhibit (d)(10)
     NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) dated as of December 11th, 2003 between Kerzner International Limited, a Bahamian corporation (the “Company”), and [insert optionee’s name] (the “Optionee”).
          WHEREAS the Optionee has been granted, effective as of the date of this Agreement, an option to purchase Ordinary Shares, $.001 par value per share, of the Company (the “Ordinary Shares”) pursuant to the Company’s 2003 Stock Incentive Plan (the “Plan”) on the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:
          SECTION 1. Definitions. Capitalized terms used but not defined in this Agreement have the meanings given such terms in the Plan. As used in this Agreement, the following terms have the meanings set forth below:
          “Cause” means:
     (i) the Optionee’s willful and continued failure, following notice from the Company, substantially to perform the Optionee’s duties as an employee of the Company (other than as a result of incapacity due to physical or mental illness);
     (ii) the Optionee’s negligence or misconduct (including making a negative statement, written or oral, regarding the Company or its business) in the course of the Optionee’s employment with the Company that the Committee in its sole discretion determines is detrimental to the best interests of the Company;
     (iii) the Optionee’s indictment of, conviction of, or plea of nolo contendere to (1) a misdemeanor involving moral turpitude or (2) a felony (or the equivalent of such a misdemeanor or felony in a jurisdiction other than the United States);
     (iv) the Optionee’s material breach of this Agreement, including without limitation the provisions of Section 7;
     (v) the Optionee’s violation of Company policies that the Committee in its sole discretion determines is detrimental to the best interests of the Company;
     (vi) the Optionee’s misappropriation, embezzlement or material misuse of funds or property belonging to the Company; or
            (vii) the Optionee’s use of alcohol or drugs that either interferes with the performance of the Optionee’s duties to the Company or adversely affects the integrity or reputation of the Company, its subsidiaries or Affiliates, their employees or their products, as determined by the Committee in its sole discretion.
Any voluntary termination of employment by the Optionee in anticipation of an involuntary termination of the Optionee’s employment for Cause shall be deemed to be a termination for Cause.
          “Confidential Information” has the meaning given such term in Section 7(a) of this Agreement.
          “Exercise Notice” has the meaning given such term in Section 5(a) of this Agreement.
          “Exercise Price” has the meaning given such term in Section 2 of this Agreement.
          “Option” has the meaning given to such term in Section 2 of this Agreement.
          “Option Shares” has the meaning given such term in Section 2 of this Agreement.
          “Option Term” has the meaning given to such term in Section 3 of this Agreement.
          “Shares” means, collectively, the Ordinary Shares subject to the Option, whether such shares are Option Shares or Vested Shares.
          “Vested Shares” means the Option Shares with respect to which the Option is exercisable at any particular time.
          SECTION 2. Option; Exercise Price. In consideration of the Optionee’s services to Company, on the terms and subject to the conditions of this Agreement, the Optionee is hereby granted an option (the “Option”) to purchase up to [insert number] Ordinary Shares (the “Option Shares”) at the price of [insert exercise price] per Option Share (the “Exercise Price”); provided, however, that the Option shall expire if this Agreement is not signed by the Optionee and returned to the Company within 60 days from the date of receipt by the Optionee of this Agreement. The Option is not intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Code).
          SECTION 3. Term. The term of the option (the “Option Term”) shall commence on the date hereof and expire on the seventh anniversary of the date hereof, unless the Option shall theretofore have been terminated in accordance with the terms of this Agreement.
          SECTION 4. Time of Exercise. (a) Unless accelerated as otherwise provided in Section 4(b) or 4(c) of this Agreement, the Option shall vest and become exercisable in accordance with the following schedule:

Aggregate Percentage of
Vesting Dates	Shares Vested and
(Anniversaries of Grant Date)	Exercisable
First	25%
Second	50%
Third	75%
Fourth	100%
          (b) If the Optionee is an employee of the Company or its Subsidiaries immediately prior to a Change of Control, then the Option shall immediately vest and become exercisable as to 100% of the Option Shares upon the first to occur of (i) the expiration of the 18-month period immediately following a Change of Control or (ii) a Qualifying Termination, provided that the Option is still outstanding at (and has not terminated prior to) the relevant time.
          (c) Except as otherwise provided in Section 6 or Section 7 of this Agreement, the Option shall remain exercisable as to all such Vested Shares until the expiration of the Option Term.
          SECTION 5. Procedure for Exercise. (a) The Option may be exercised with respect to Vested Shares, from time to time, in whole or in part (but for the purchase of whole shares only), by delivery of a written notice (the “Exercise Notice”) from the Optionee to the Company, which Exercise Notice shall:
     (i) state that the Optionee elects to exercise the Option;
     (ii) state the number of Vested Shares with respect to which the Optionee is exercising the Option;
     (iii) include any representations of the Optionee required under Section 9 hereof;
     (iv) in the event that the Option shall be exercised by the representative of the Optionee’s estate pursuant to Section 6, include appropriate proof of the right of such Person to exercise the Option;
     (v) state the date upon which the Optionee desires to consummate the purchase of such Vested Shares (which date must be not more than 10 business days from the date of exercise and no later than the expiration of the Option Term); and

     (vi) comply with such further provisions as the Company may reasonably require.
Unless otherwise provided by the Committee, the Exercise Notice shall be substantially in the form of Exhibit A hereto and shall be delivered to the Company’s Human Resources department in accordance with the notice provisions of Section 14 hereof.
          (b) Payment of the Exercise Price for the Vested Shares to be purchased on the exercise of the Option shall be made by (i) certified or bank cashier’s check payable to the order of the Company, (ii) delivery of Ordinary Shares held by the Optionee for at least six months and one day immediately prior to the date of consummation of the purchase of the Vested Shares, valued at their Fair Market Value as of the day immediately prior to the date of exercise, (iii) by a combination of any of the foregoing means of payment or (iv) by such other method as the Committee may from time to time prescribe. Payment in the form of Ordinary Shares shall be made by delivery of stock certificates in negotiable form, free from all liens, claims and encumbrances.
          (c) The Company shall be entitled to require, as a condition of delivery of the Vested Shares, that the Optionee remit an amount in cash sufficient to satisfy all federal, state and local withholding and employment taxes relating thereto, and the Company and each of its Subsidiaries shall have the right and are hereby authorized to withhold from delivery of the Vested Shares, or from any compensation or other amount owing to the Optionee, the amount (in cash or, in the discretion of the Committee, Vested Shares, other securities, other options or other property) of any applicable withholding taxes in respect of the exercise of the Option and to take such other action as may be necessary in the discretion of the Committee to satisfy all obligations for the payment of such taxes. Notwithstanding the foregoing, subject to the approval of the Committee, the Optionee may elect to satisfy the obligation to pay any withholding tax, in whole or in part, by having the Company retain Vested Shares or accept upon delivery thereof Ordinary Shares held by the Optionee for at least six months and one day sufficient in value to cover the amount of such withholding tax.
          (d) Delivery of Vested Shares may be delayed until the lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.
          SECTION 6. Termination of Employment. The provisions of Section 11 of the Plan shall apply in the event of the Optionee’s termination of employment with the Company and its Subsidiaries.
          SECTION 7. Confidential Information. (a) The Optionee agrees that all Confidential Information is a valuable, special and unique asset of the Company and the Optionee agrees that he or she will not, directly or indirectly, except with the prior written consent of the Company, divulge or disclose or communicate, or cause any other person or entity to divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, any Confidential Information. The foregoing covenants shall apply to each bit of information for so long as it remains Confidential Information. For purposes of this Agreement, “Confidential Information” means all trade secrets, proprietary information and other confidential information of the Company, including, without limitation, its methods, techniques, and processes, its development, costs and pricing of its products and services, its business and marketing strategies and plans, the identity and needs of its clients and potential clients, its survey analyses and reports prepared for its clients, and any and all non-public information furnished to the Company pursuant to its contracts with clients, financial data, personnel data, and all the other know-how, materials and things pertaining in any respect to the Company or its clients and deemed to be a “trade secret” pursuant to applicable law.
          (b) The Optionee acknowledges and agrees that any violation of the provisions of Section 7(a) would cause the Company irreparable damage and that if the Optionee breaches or threatens to breach such provisions, (i) as of such time the Option shall terminate, and (ii) the Company shall be entitled, in addition to any other rights and remedies the Company and may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.
          SECTION 8. No Rights as a Stockholder. The Optionee shall not have any rights or privileges of a stockholder with respect to any Shares unless and until certificates representing such Shares shall be issued by the Company to such Optionee.
          SECTION 9. Additional Provisions Related to Exercise. No Shares shall be purchased upon the exercise of the Option unless and until the Company and/or the Optionee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction. Notwithstanding anything to the contrary in this Agreement, the Committee may revoke the Option if it is contrary to law or modify the Option to bring it into compliance with any valid and mandatory government laws or regulations.
          SECTION 10. Restriction on Transfer.
          (a) Except as provided in Section 10(b) hereof, the Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee otherwise than by the Optionee’s will or the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 6, by the representative of the Optionee’s estate to the full extent to which the Option was exercisable by the Optionee at the time of death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, assignment, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

          (b) The Option may be transferred or assigned to (i) a trust with respect to which the Optionee or a member of his or her family is a beneficiary or (ii) a corporation or other entity with respect to which the Optionee holds directly or indirectly more than 50% of the outstanding common stock or other equity interests.
          SECTION 11. No Right to Employment. Nothing in the Option shall confer upon the Optionee any right to continue as an employee of the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or shareholders, as the case may be, to terminate the Optionee’s employment or to increase or decrease the Optionee’s compensation at any time. The Option shall not be treated as compensation for purposes of calculating the Optionee’s rights under any employee benefit plan, except to the extent expressly provided in any such plan.
          SECTION 12. Adjustment; Change of Control. (a) In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Ordinary Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Ordinary Shares or other securities of the Company, issuance of warrants or other rights to purchase Ordinary Shares or other securities of the Company, other similar corporate transaction or event, change in applicable rule, ruling, regulation or other requirement of any governmental body or securities exchange, accounting principles or law, or other unusual or non-recurring event affects the Company, any of its Subsidiaries, the financial statements of the Company or any of its Subsidiaries, or Ordinary Shares such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or otherwise, then the Committee shall, in such manner as it may deem equitable or desirable, adjust any or all of (i) the number of Ordinary Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards and (iii) the Exercise Price; provided, however, that any fractional shares resulting from any such adjustment may be eliminated.
          (b) In the event of a Change of Control, the Committee may take any action that it deems appropriate and equitable with respect to the unexercised portion of the Option, including but not limited to the following:
     (i) providing the Optionee (A) written notice at least 20 days prior to the proposed effective date of the event constituting the Change of Control (as specified in such notice) and (B) an opportunity during the period commencing with delivery of such notice and ending 10 days prior to such proposed effective date, to exercise such Option in full; provided, however, that upon the occurrence of a Change of Control, such Option, to the extent not so exercised, shall automatically terminate; or
     (ii) providing the Optionee, upon the consummation of a Change of Control, in exchange for such Option (which shall be canceled), consideration equal to the amount determined by multiplying (A) the same amount of consideration per Ordinary Share received by the holders of Ordinary Shares in connection with the Change of Control less the aggregate Exercise Price by (B) the number of Shares that remain subject to such Option.
          (c) The following rules shall apply in connection with Section 12(a) and (b) above:
     (i) no fractional shares shall be issued as a result of any such adjustment, and any fractional shares resulting from the computations pursuant to Section 12(a) shall be eliminated without consideration from the Option;
     (ii) no adjustment shall be made for the issuance to stockholders of rights to subscribe for additional Ordinary Shares or other securities; and
     (iii) any adjustment referred to in Section 12(a) or (b) shall be made by the Committee in its sole discretion and shall be final, binding and conclusive on the Optionee.
          SECTION 13. Plan Controls. The Option hereby granted is subject to, and the Company and the Optionee agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time in accordance with the terms thereof, but no such amendment shall be effective as to the Option without the Optionee’s consent insofar as it may adversely affect the Optionee’s rights under this Agreement. The Committee shall have sole discretion to determine whether the events or conditions described in this Agreement have been satisfied and to make all other interpretations, constructions and determinations required under this Agreement and all such determinations by the Committee shall be final, binding and conclusive. In the event of any conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.
          SECTION 14. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by telecopy or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:
(a) if to the Company:
Kerzner International Limited
Stock Award Administration
1000 South Pine Island Road
Plantation, FL 33024
Telecopy: (954) 809-2310
Attention: Human Resources
             (b) if to the Optionee, to such Optionee’s address as most recently supplied to the Company and set forth in the Company’s records;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date sent), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.
          SECTION 15. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.
          SECTION 16. Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the provisions of this Agreement.
          SECTION 17. Amendment. This Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument, duly executed by both parties.
          SECTION 18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of the Bahamas (without giving effect to principles of conflicts of laws).
          SECTION 19. Exclusive Jurisdiction; Waiver of Jury Trial. (a) Except as otherwise specifically provided herein, the Optionee and the Company each hereby irrevocably submits to the exclusive jurisdiction of the Supreme Court of the Bahamas with respect to any disputes or controversies arising out of or relating to this Agreement. The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 19(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing any judgment obtained by the Company and, in such event, the Optionee hereby irrevocably submits to the jurisdiction of such other court.
          (b) The agreement of the parties to the forum described in Section 19(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 19(a), and each party agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appeasable judgment in any suit, action or proceeding brought in any applicable court described in Section 19(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.
          (c) Each party hereto irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 14.
          (d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 19(d).
          SECTION 20. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.
          SECTION 21. Entire Agreement. This Agreement (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.
          SECTION 22. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law. The Optionee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against the Optionee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.
          SECTION 23. Non-Uniformity of Treatment. There is no obligation for uniformity of treatment of the Optionee and any other holders or beneficiaries of options to acquire Ordinary Shares, and the terms and conditions of this Option and such other options, and the Committee determinations and interpretations with respect to this Option and such other options need not be the same with respect to the Optionee and such other optionees (whether or not they are similarly situated) or with respect to each option held by the Optionee and any such other optionees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KERZNER INTERNATIONAL LIMITED,

by

Name:
Title:

OPTIONEE,

by

[name of Optionee]